Exhibit 99.1

Newmont Announces Second Quarter 2018 Results

DENVER--(BUSINESS WIRE)--July 26, 2018--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced second quarter 2018 results.

  Net income: Delivered GAAP net income from continuing operations attributable to stockholders of $274 million or $0.51 per diluted share; delivered adjusted net income1 of $144 million or $0.26 per diluted share, down 43 percent compared to the prior year quarter
  EBITDA: Generated $545 million in adjusted EBITDA2, down 22 percent from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $401 million and free cash flow3 of $143 million
  Gold costs applicable to sales (CAS)4: Reported CAS of $751 per ounce, with no change to the Company’s full year guidance
  Gold all-in sustaining costs (AISC)5: Reported AISC of $1,024 per ounce, with no change to the Company’s full year guidance
  Attributable gold production: Produced 1.16 million ounces of gold, in line with the Company’s full year guidance
  Portfolio improvements: Agreement to acquire 50 percent ownership interest in Galore Creek from NovaGold, partnering with Teck; completed the Twin Underground and Northwest Exodus projects in Nevada; advanced the Akyem Underground project to prefeasibility study in Africa; welcomed Sumitomo Corporation as a new five percent partner at Yanacocha in Peru; and divested royalty portfolio forming a strategic partnership with Maverix Metals
  Financial strength: Ended the quarter with $3.1 billion cash on hand and net debt under $1.0 billion; an industry-leading balance sheet with investment-grade credit profile; and a quarterly dividend declared of $0.14 per share, an increase of 87 percent over the prior year quarter
  Outlook: Maintained corporate-level production, unit cost and capital outlook for 2018

“Newmont delivered $545 million in adjusted EBITDA and $143 million in free cash flow in the second quarter, as strong operational performance helped offset the impacts of geotechnical challenges and back-half weighted results,” said Gary J. Goldberg, President and Chief Executive Officer. “We continued to add lower cost production by completing our Twin Underground and Northwest Exodus projects safely, on budget and ahead of schedule. And we invested in future value-creation by forging a partnership with Teck to advance prefeasibility studies on Galore Creek in British Colombia, one of the world’s largest undeveloped copper-gold deposits, and with Sumitomo to develop Yanacocha Sulfides in Peru.”

Second Quarter 2018 Summary Results

Net income from continuing operations attributable to Newmont stockholders of $274 million or $0.51 per diluted share, an increase of $84 million from the prior year quarter primarily due to lower income taxes, a gain from the sale of the Company’s royalty portfolio in June 2018 and higher average realized prices, partially offset by lower production at CC&V, Boddington, Akyem and Twin Creeks.

Adjusted net income was $144 million or $0.26 per diluted share, compared to $248 million or $0.46 per diluted share in the prior year quarter resulting from lower production. Primary adjustments to net income include $0.18 per share related to the sale of the Company’s royalty portfolio and $0.08 per share of net tax adjustments primarily related to valuation allowances.

Revenue decreased 11 percent to $1,662 million for the quarter primarily due to lower production, partially offset by higher average realized gold prices.

Average realized price6 for gold was $1,292, an improvement of $42 per ounce over the prior year quarter; average realized price for copper was $2.99 per pound, an improvement of $0.53 over the prior year quarter.

Attributable gold production decreased 14 percent to 1.16 million ounces primarily from lower grades at Carlin, Twin Creeks, Boddington and Akyem and a build of CC&V concentrate inventory to be processed in Nevada.

Gold CAS rose 13 percent to $751 per ounce for the quarter due to lower production, higher stockpile and leach pad inventory adjustments, the impact of KCGM rock falls, and higher oil prices.

Gold AISC rose 16 percent to $1,024 per ounce for the quarter on higher CAS, sustaining capital and advanced project and exploration expense.

Attributable copper production from Phoenix and Boddington decreased 7 percent to 14,000 tonnes for the quarter. Copper CAS totaled $46 million for the quarter. Copper CAS was $1.70 per pound for the quarter due to higher volume driven allocation of costs to copper. Copper AISC increased 21 percent to $2.05 per pound for the quarter due to higher unit CAS and higher sustaining capital spend.

Capital expenditures7 increased by 41 percent from the prior year quarter to $258 million with increased investment in Quecher Main, Subika Underground, and the Ahafo Mill expansion.

Consolidated operating cash flow from continuing operations decreased 24 percent from the prior year quarter to $401 million primarily due to lower volumes, changes in working capital primarily due to tax payments, and a build in inventory partially offset by collection of accounts receivable and higher realized metal prices. Free cash flow decreased 58 percent from the prior year quarter to $143 million from lower operating cash flow and higher investment in growth projects.

Balance sheet ended the quarter with $3.1 billion cash on hand, a leverage ratio of 0.4x net debt to adjusted EBITDA and one of the best credit ratings in the mining sector. The Company is committed to maintaining an investment-grade credit profile.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Subika Underground, Ahafo Mill Expansion, Quecher Main and Tanami Power projects has been approved and these projects are in execution. Additional projects represent incremental improvements to production and cost guidance. Internal rates of return (IRR) on these projects are calculated at a $1,200 gold price.

  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. First production was achieved in June 2017 with commercial production expected in the fourth quarter of 2018. The project is expected to increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019 with an initial mine life of approximately 11 years. Capital costs for the project are estimated at between $160 and $200 million with expenditure of between $85 and $95 million in 2018. The project has an IRR of more than 20 percent.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. First production is expected in the second half of 2019 with commercial production also expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated at between $140 and $180 million with expenditure of approximately $75 to $85 million in 2018. The project has an IRR of more than 20 percent.

Together the Ahafo expansion projects (Ahafo Mill Expansion and Subika Underground) improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020 to 2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and AISC is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.

  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. First production is expected in late 2018 with commercial production in the second half of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $80 to $90 million in 2018. The project IRR is expected to be greater than 10 percent.
  Tanami Power (Australia) will lower Tanami power costs by approximately 20 percent beginning in 2019, mitigate fuel supply risk and reduce carbon emissions by 20 percent. The project includes a 450 kilometer natural gas pipeline to be constructed connecting the Tanami site to the Amadeus Gas Pipeline, and construction and operation of two on-site power stations. The gas supply, gas transmission and power purchase agreements are for a 10 year term with options to extend. The project is expected to result in net cash savings of approximately $34 per ounce beginning in 2019. Capital costs are estimated at between $225 and $275 million with annual cash lease payments over a 10 year term beginning in 2019 with approximately $10 million of owner’s costs paid in 2018. The project IRR is expected to be greater than 50 percent at $0.75 AUD.

Outlook

Newmont’s outlook reflects stable gold production and ongoing investment in its operating assets and most promising growth prospects. Newmont does not include development projects that have not yet been funded or reached execution stage in its outlook, which represents upside to production and cost guidance.

Attributable gold production remains unchanged at between 4.9 and 5.4 million ounces in 2018 and 2019. Longer term production is expected to remain stable at between 4.6 and 5.1 million ounces per year through 2022 excluding development projects which have yet to be approved.

  North America production remains unchanged at between 2.0 and 2.2 million ounces in 2018. Production declines slightly in 2019 to between 1.8 and 2.0 million ounces due to planned stripping at Carlin and then increases to between 1.9 and 2.1 million ounces in 2020 due to higher grades at Twin Creeks, Cripple Creek & Victor and Long Canyon. The Company continues to pursue profitable growth opportunities at Carlin and Long Canyon.
  South America production remains unchanged at between 615,000 and 675,000 ounces in 2018. Production is expected to be between 590,000 and 690,000 ounces in 2019 with the addition of Quecher Main and between 475,000 and 575,000 ounces per year in 2020 as Yanacocha laybacks are mined out and Merian transitions from saprolite to hard rock. The Company continues to advance near-mine growth opportunities at Merian and both oxide and sulfide potential at Yanacocha.
  Australia production decreases to between 1.4 and 1.6 million ounces in 2018 driven by the East wall slip at KCGM. Production in 2019 and 2020 may be impacted by the KCGM rock falls and life of mine plans are being assessed. The Company continues to advance studies for a second expansion at Tanami.
  Africa production remains unchanged at between 815,000 and 875,000 ounces in 2018. Production is expected to be between 1.1 and 1.2 million ounces in 2019 as the Ahafo Mill expansion reaches commercial production and between 880,000 and 980,000 ounces in 2020 as both Ahafo and Akyem reach lower open pit grade. The company continues to advance the Ahafo North project and other prospective surface and underground opportunities.

Gold cost outlook – CAS remains unchanged at between $700 and $750 per ounce in 2018. CAS is expected to be between $620 and $720 per ounce for 2019 and between $650 and $750 per ounce longer term through 2022. AISC remains unchanged at between $965 and $1,025 per ounce in 2018. AISC is expected to be between $870 and $970 per ounce in 2019 and longer-term through 2022. Further Full Potential savings and profitable ounces from projects that are not yet approved represent additional upside not currently captured in guidance.

  North America CAS remains unchanged at between $730 and $780 per ounce in 2018. CAS is expected to be between $680 and $780 per ounce in 2019 and between $655 and $755 per ounce in 2020 on higher production at Twin Creeks, Cripple Creek & Victor and Long Canyon. AISC has improved to be between $920 and $955 per ounce in 2018 on improved unit CAS. AISC is expected to be between $870 and $970 per ounce in 2019 and between $825 and $925 in 2020.
  South America CAS remains unchanged at between $675 and $735 per ounce in 2018. CAS is expected to be between $560 and $660 per ounce in 2019 as Quecher Main reaches commercial production and be between $690 and $790 per ounce in 2020. AISC improved to be between $925 and $1,025 per ounce in 2018 on lower unit CAS. AISC is expected to be between $810 and $910 per ounce in 2019 on improved unit CAS and be between $970 and $1,070 per ounce in 2020.
  Australia CAS increases to between $695 and $745 per ounce in 2018 driven by the East wall slip at KCGM. CAS and AISC in 2019 and 2020 may be impacted by the KCGM rock falls and life of mine plans are being assessed.
  Africa CAS increases to between $715 and $765 per ounce in 2018 due to higher inventory costs from lower grade mined and higher surface mining costs. CAS is expected to be between $520 and $620 per ounce in 2019 and between $610 and $710 per ounce in 2020. AISC increases to between $880 and $940 per ounce in 2018. AISC is expected to be between $700 and $800 per ounce in 2019 as the Ahafo Mill expansion reaches commercial production and between $775 and $875 per ounce in 2020.

Copper – Attributable production remains unchanged at between 40,000 and 60,000 tonnes in 2018 and 2019, increasing to between 45,000 and 65,000 tonnes longer term through 2022 as Phoenix moves into higher copper zones. CAS remains unchanged at between $1.65 and $1.85 per pound in 2018. CAS is expected to be between $1.80 and $2.20 per pound in 2019 before falling to between $1.40 and $1.80 per pound longer term as Phoenix moves into higher copper zones. AISC remains unchanged at between $2.00 and $2.20 per pound in 2018. AISC is expected to be between $2.25 and $2.55 per pound in 2019 and between $1.80 and $2.10 per pound longer term.

Capital – Total capital remains unchanged at between $1,200 and $1,300 million for 2018 and is expected to remain between $730 and $830 million for 2019. Primary development capital includes expenditure on the Ahafo Mill and Subika Underground expansions in Africa, Twin Underground in North America and Quecher Main in South America and Tanami Power Project. Sustaining capital remains unchanged at between $600 and $700 million in 2018, between $600 and $700 million for 2019 and between $550 and $650 million per year longer term to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook – Interest expense for 2018 remains unchanged at between $175 and $215 million and investment in exploration and advanced projects remains unchanged at between $350 and $400 million. 2018 outlook for general & administrative costs increases to between $225 and $250 million due primarily to additional investments in the Company’s cyber security and leadership development programs. Guidance for depreciation and amortization remains unchanged at between $1,225 and $1,325 million.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $2.50 per pound copper price, $0.75 USD/AUD exchange rate and $55 per barrel WTI oil price. A $100 per ounce increase in gold price would deliver an expected $335 million improvement in attributable free cash flow. Similarly, a $10 per barrel reduction in the price of oil and a $0.05 favorable change in the Australian dollar would deliver an expected $25 million and $45 million improvement in attributable free cash flow, respectively. These estimates exclude current hedge programs; please refer to Newmont’s Form 10-Q which was filed with the SEC on July 26, 2018 for further information on hedging positions.

_______________________

1 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
2 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
3 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
4 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
5 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
6 Non-GAAP measure. See end of this release for reconciliation to Sales.
7 Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.

2018 Outlook[a]
										Consolidated
										All-in			Consolidated
	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	950	–	1,015	950	–	1,015	775	–	825	980	–	1,040	155	–	190
Phoenix[c]	210	–	230	210	–	230	810	–	860	990	–	1,050	20	–	30
Twin Creeks[d]	315	–	345	315	–	345	700	–	750	875	–	925	80	–	100
CC&V	345	–	395	345	–	395	670	–	725	800	–	860	30	–	40
Long Canyon	130	–	170	130	–	170	510	–	560	605	–	655	10	–	20
Other North America													10	–	20
Total	2,010	–	2,170	2,010	–	2,170	730	–	780	920	–	995	300	–	380

South America
Yanacocha[e]	470	–	545	240	–	280	885	–	925	1,125	–	1,175	110	–	140
Merian[e]	485	–	540	365	–	405	455	–	495	580	–	630	55	–	95
Other South America
Total	970	–	1,070	615	–	675	675	–	735	925	–	1,025	170	–	230

Australia
Boddington	665	–	715	665	–	715	820	–	870	950	–	1,000	60	–	75
Tanami	440	–	515	440	–	515	535	–	605	705	–	775	300[i]	–	380[i]
Kalgoorlie[f]	280	–	330	280	–	330	715	–	765	825	–	875	20	–	30
Other Australia													5	–	15
Total	1,420	–	1,560	1,420	–	1,560	695	–	745	850	–	910	400[i]	–	480[i]

Africa
Ahafo	435	–	465	435	–	465	780	–	835	900	–	980	195	–	240
Akyem	380	–	410	380	–	410	640	–	680	765	–	815	30	–	40
Other Africa
Total	815	–	875	815	–	875	715	–	765	880	–	940	225	–	275

Corporate/Other													10	–	15
Total Gold[g]	5,300	–	5,800	4,900	–	5,400	700	–	750	965	–	1,025	1,200	–	1,300

Phoenix	10	–	20	10	–	20	1.50	–	1.70	1.85	–	2.05
Boddington	30	–	40	30	–	40	1.75	–	1.95	2.05	–	2.25
Total Copper	40	–	60	40	–	60	1.65	–	1.85	2.00	–	2.20

2018 Consolidated Expense Outlook[h]
General & Administrative	$225	–	$250
Interest Expense	$175	–	$215
Depreciation and Amortization	$1,225	–	$1,325
Advanced Projects & Exploration	$350	–	$400
Sustaining Capital	$600	–	$700
Tax Rate[j]	28%	–	34%
[a]

2018 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2018 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $55/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.

[b]

All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current production incurred to execute on the current mine plan), reclamation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of this release.

[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations shown on a pro-rata basis with a 25% ownership interest.
[e]

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.

[f]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[g]	Production outlook does not include equity production from stakes in TMAC (28.71%) or La Zanja (46.94%).
[h]

Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

[i]	Includes $225-$275M for a capital lease related to the Tanami Power Project paid over a 10 year term beginning in 2019.
[j]

Assuming average prices of $1,300 per ounce for gold and $2.70 per pound for copper and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2018 will be between 28-34%.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Results	2018	2017	% Change	2018	2017	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,147	1,350	(15)%	2,378	2,579	(8)%
Attributable copper tonnes sold	13	14	(7)%	25	26	(4)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,292	$1,250	3%	$1,310	$1,235	6%
Average realized copper price	$2.99	$2.46	22%	$2.93	$2.56	14%

Attributable Production (koz, kt)
North America	430	578	(26)%	920	1,082	(15)%
South America	141	153	(8)%	285	303	(6)%
Australia	391	401	(2)%	757	761	(1)%
Africa	200	220	(9)%	409	440	(7)%
Total Gold	1,162	1,352	(14)%	2,371	2,586	(8)%

North America	4	5	(20)%	7	9	(22)%
Australia	10	10	—%	19	19	-%
Total Copper	14	15	(7)%	26	28	(7)%

CAS Consolidated ($/oz, $/lb)
North America	$802	$628	28%	$782	$693	13%
South America	$711	$825	(14)%	$747	$736	1%
Australia	$710	$652	9%	$709	$651	9%
Africa	$762	$605	26%	$754	$615	23%
Total Gold	$751	$664	13%	$750	$677	11%
Total Gold (by-product)	$722	$641	13%	$724	$654	11%

North America	$2.00	$1.60	25%	$1.93	$1.70	14%
Australia	$1.59	$1.27	25%	$1.63	$1.29	26%
Total Copper	$1.70	$1.38	23%	$1.72	$1.43	20%

AISC Consolidated ($/oz, $/lb)
North America	$1,056	$797	32%	$996	$869	15%
South America	$1,005	$1,071	(6)%	$1,002	$958	5%
Australia	$851	$782	9%	$853	$779	9%
Africa	$942	$795	18%	$923	$773	19%
Total Gold	$1,024	$883	16%	$998	$891	12%
Total Gold (by-product)	$1,002	$868	15%	$979	$874	12%

North America	$2.57	$2.00	29%	$2.35	$2.05	15%
Australia	$1.87	$1.55	21%	$1.95	$1.55	26%
Total Copper	$2.05	$1.69	21%	$2.06	$1.72	20%

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Sales	$1,662	$1,875	$3,479	$3,565

Costs and expenses
Costs applicable to sales (1)	965	999	1,994	1,956
Depreciation and amortization	279	310	580	610
Reclamation and remediation	37	43	65	72
Exploration	54	51	94	87
Advanced projects, research and development	36	32	70	58
General and administrative	63	58	122	113
Other expense, net	13	14	24	31
	1,447	1,507	2,949	2,927
Other income (expense)
Other income, net	139	31	160	22
Interest expense, net of capitalized interest	(49)	(64)	(102)	(131)
	90	(33)	58	(109)
Income (loss) before income and mining tax and other items	305	335	588	529
Income and mining tax benefit (expense)	(18)	(166)	(123)	(277)
Equity income (loss) of affiliates	(7)	(3)	(16)	(5)
Income (loss) from continuing operations	280	166	449	247
Income (loss) from discontinued operations	18	(15)	40	(38)
Net income (loss)	298	151	489	209
Net loss (income) attributable to noncontrolling interests	(6)	24	(5)	13
Net income (loss) attributable to Newmont stockholders	$292	$175	$484	$222

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$274	$190	$444	$260
Discontinued operations	18	(15)	40	(38)
	$292	$175	$484	$222
Income (loss) per common share
Basic:
Continuing operations	$0.52	$0.36	$0.84	$0.49
Discontinued operations	0.03	(0.03)	0.07	(0.07)
	$0.55	$0.33	$0.91	$0.42
Diluted:
Continuing operations	$0.51	$0.36	$0.83	$0.49
Discontinued operations	0.03	(0.03)	0.07	(0.07)
	$0.54	$0.33	$0.90	$0.42

Cash dividends declared per common share	$0.14	$0.05	$0.28	$0.10

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating activities:
Net income (loss)	$298	$151	$489	$209
Adjustments:
Depreciation and amortization	279	310	580	610
Stock-based compensation	19	19	38	35
Reclamation and remediation	35	40	61	68
Loss (income) from discontinued operations	(18)	15	(40)	38
Deferred income taxes	(29)	19	(19)	76
Gain on asset and investment sales, net	(100)	(14)	(99)	(16)
Write-downs of inventory and stockpiles and ore on leach pads	76	49	158	92
Other operating adjustments	—	20	9	58
Net change in operating assets and liabilities	(159)	(84)	(510)	(268)
Net cash provided by (used in) operating activities of continuing operations	401	525	667	902
Net cash provided by (used in) operating activities of discontinued operations (1)	(2)	(3)	(5)	(9)
Net cash provided by (used in) operating activities	399	522	662	893
Investing activities:
Additions to property, plant and mine development	(258)	(183)	(489)	(363)
Acquisitions, net	(39)	—	(39)	—
Proceeds from sales of investments	14	—	15	19
Purchases of investments	—	(113)	(6)	(113)
Other	2	14	2	17
Net cash provided by (used in) investing activities	$(281)	$(282)	(517)	(440)

Financing activities:
Dividends paid to common stockholders	$(74)	$(27)	$(150)	$(54)
Repurchase of common stock	(6)	—	(70)	—
Distributions to noncontrolling interests	(38)	(48)	(69)	(80)
Funding from noncontrolling interests	20	25	52	46
Proceeds from sale of noncontrolling interests	48	—	48	—
Payments for withholding of employee taxes related to stock-based compensation	—	—	(39)	(13)
Other	(2)	(5)	(3)	(6)
Net cash provided by (used in) financing activities	(52)	(55)	(231)	(107)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	1	(2)	2
Net change in cash, cash equivalents and restricted cash	64	186	(88)	348
Cash, cash equivalents and restricted cash at beginning of period	3,146	2,944	3,298	2,782
Cash, cash equivalents and restricted cash at end of period	$3,210	$3,130	$3,210	$3,130

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,127	$3,105	$3,127	$3,105
Restricted cash included in Other current assets	1	2	1	2
Restricted cash included in Other noncurrent assets	82	23	82	23
Total cash, cash equivalents and restricted cash	$3,210	$3,130	$3,210	$3,130
(1)

Net cash provided by (used in) operating activities of discontinued operations includes $(2), $(3), $(5) and $(6) related to the Holt royalty obligation and $-, $-, $- and $(3) related to closing costs for the sale of Batu Hijau, all of which were paid out of Cash and cash equivalents held for use for the three and six months ended June 30, 2018 and 2017, respectively.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At June 30,	At December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$3,127	$3,259
Trade receivables	133	124
Other accounts receivables	101	113
Investments	56	62
Inventories	697	679
Stockpiles and ore on leach pads	711	676
Other current assets	142	153
Current assets	4,967	5,066
Property, plant and mine development, net	12,351	12,338
Investments	353	280
Stockpiles and ore on leach pads	1,837	1,848
Deferred income tax assets	537	549
Other non-current assets	610	565
Total assets	$20,655	$20,646

LIABILITIES
Lease and other financing obligations	$13	$4
Accounts payable	360	375
Employee-related benefits	240	309
Income and mining taxes payable	71	248
Other current liabilities	396	462
Current liabilities	1,080	1,398
Debt	4,042	4,040
Lease and other financing obligations	66	21
Reclamation and remediation liabilities	2,369	2,345
Deferred income tax liabilities	589	595
Employee-related benefits	392	386
Other non-current liabilities	284	342
Total liabilities	8,822	9,127

Contingently redeemable noncontrolling interest	48	—

EQUITY
Common stock	857	855
Treasury stock	(69)	(30)
Additional paid-in capital	9,595	9,592
Accumulated other comprehensive income (loss)	(162)	(292)
Retained earnings	592	410
Newmont stockholders' equity	10,813	10,535
Noncontrolling interests	972	984
Total equity	11,785	11,519
Total liabilities and equity	$20,655	$20,646

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss) attributable to Newmont stockholders	$292	$175	$484	$222
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	(18)	15	(40)	38
Net income (loss) attributable to Newmont stockholders from continuing operations	274	190	444	260
Loss (gain) on asset and investment sales, net (2)	(99)	(14)	(99)	(16)
Restructuring and other, net (3)	7	1	12	7
Reclamation and remediation charges (4)	8	—	8	3
Change in fair value of marketable equity securities (5)	(5)	—	(5)	—
Acquisition cost adjustments (6)	—	3	—	5
Impairment of long-lived assets, net (7)	—	—	—	2
Tax effect of adjustments (8)	18	3	16	(1)
Valuation allowance and other tax adjustments (9)	(59)	65	(47)	124
Adjusted net income (loss)	$144	$248	$329	$384

Net income (loss) per share, basic (10)	$0.55	$0.33	$0.91	$0.42
Net loss (income) attributable to Newmont stockholders from discontinued operations	(0.03)	0.03	(0.07)	0.07
Net income (loss) attributable to Newmont stockholders from continuing operations	0.52	0.36	0.84	0.49
Loss (gain) on asset and investment sales, net	(0.18)	(0.03)	(0.18)	(0.03)
Restructuring and other, net	0.01	—	0.02	0.01
Reclamation and remediation charges	0.01	—	0.01	0.01
Change in fair value of marketable equity securities	(0.01)	—	(0.01)	—
Acquisition cost adjustments	—	0.01	—	0.01
Impairment of long-lived assets, net	—	—	—	—
Tax effect of adjustments	0.03	0.01	0.03	—
Valuation allowance and other tax adjustments	(0.11)	0.11	(0.09)	0.23
Adjusted net income (loss) per share, basic	$0.27	$0.46	$0.62	$0.72

Net income (loss) per share, diluted (10)	$0.54	$0.33	$0.90	$0.42
Net loss (income) attributable to Newmont stockholders from discontinued operations	(0.03)	0.03	(0.07)	0.07
Net income (loss) attributable to Newmont stockholders from continuing operations	0.51	0.36	0.83	0.49
Loss (gain) on asset and investment sales, net	(0.18)	(0.03)	(0.18)	(0.03)
Restructuring and other, net	0.01	—	0.02	0.01
Reclamation and remediation charges	0.01	—	0.01	0.01
Change in fair value of marketable equity securities	(0.01)	—	(0.01)	—
Acquisition cost adjustments	—	0.01	—	0.01
Impairment of long-lived assets, net	—	—	—	—
Tax effect of adjustments	0.03	0.01	0.03	—
Valuation allowance and other tax adjustments	(0.11)	0.11	(0.09)	0.23
Adjusted net income (loss) per share, diluted	$0.26	$0.46	$0.61	$0.72

Weighted average common shares (millions):
Basic	533	533	534	533
Diluted	535	535	535	534

(1)	Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $5, $(8), $9 and $(21), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $-, $-, $1 and $- respectively. For additional information regarding our discontinued operations, see Note 9 to our Condensed Consolidated Financial Statements.
(2)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in June 2018, and a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017. Amounts are presented net of income (loss) attributable to noncontrolling interests of $1, $-, $- and $-, respectively.

(3)	Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements Amounts are presented net of income (loss) attributable to noncontrolling interests of $(2), $-, $(3) and $(1), respectively.
(4)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(5)

Change in fair value of marketable equity securities, included in Other income, net, represents unrealized holding gains and losses on marketable equity securities related primarily to Continental Gold Inc.

(6)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(7)

Impairment of long-lived assets, net, included in Other expense, net, represents non-cash write-downs of long-lived assets. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $-, $- and $(1), respectively.

(8)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (7), as described above, and are calculated using the applicable regional tax rate.

(9)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. The adjustment in the three and six months ended June 30, 2018 is due to a second quarter reduction to the provisional expense for the Tax Cuts and Jobs Act of ($45), a second quarter release of valuation allowance on capital losses of ($15), increases to net operating losses and other deferred tax assets at Yanacocha of $- and $11 respectively, and other tax adjustments of $1 and $7, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $-, $(5), and $-, respectively. The adjustment in the three and six months ended June 30, 2017 is due to increases in tax credit carryovers of $70 and $139, respectively, partially offset by other tax adjustments of ($5) and ($15), respectively.

(10)	Per share measures may not recalculate due to rounding.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss) attributable to Newmont stockholders	$292	$175	$484	$222
Net income (loss) attributable to noncontrolling interests	6	(24)	5	(13)
Net loss (income) from discontinued operations (1)	(18)	15	(40)	38
Equity loss (income) of affiliates	7	3	16	5
Income and mining tax expense (benefit)	18	166	123	277
Depreciation and amortization	279	310	580	610
Interest expense, net	49	64	102	131
EBITDA	$633	$709	$1,270	$1,270
Adjustments:
Loss (gain) on asset and investment sales (2)	$(100)	$(14)	$(99)	$(16)
Restructuring and other (3)	9	1	15	8
Reclamation and remediation charges (4)	8	—	8	3
Change in fair value of marketable equity securities (5)	(5)	—	(5)	—
Acquisition cost adjustments (6)	—	3	—	5
Impairment of long-lived assets (7)	—	—	—	3
Adjusted EBITDA	$545	$699	$1,189	$1,273
(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $5, $(8), $9 and $(21), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $-, $-, $1, $-, respectively. For additional information regarding our discontinued operations, see Note 9 to our Condensed Consolidated Financial Statements.
(2)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in June 2018, and a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold Inc. (“Shore Gold”) in June 2017.

(3)	Restructuring and other, included in Other expense, net, represents certain costs associated with severance, legal and other settlements.
(4)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(5)

Change in fair value of marketable equity securities, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities related primarily to Continental Gold Inc.

(6)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(7)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$399	$522	$662	$893
Less: Net cash used in (provided by) operating activities of discontinued operations	2	3	5	9
Net cash provided by (used in) operating activities of continuing operations	401	525	667	902
Less: Additions to property, plant and mine development	(258)	(183)	(489)	(363)
Free Cash Flow	$143	$342	$178	$539

Net cash provided by (used in) investing activities (1)	$(281)	$(282)	$(517)	$(440)
Net cash provided by (used in) financing activities	$(52)	$(55)	$(231)	$(107)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Costs applicable to sales (1)	$919	$955	$1,901	$1,873
Gold sold (thousand ounces)	1,224	1,439	2,536	2,767
Costs applicable to sales per ounce (2)	$751	$664	$750	$677
(1)	Includes by-product credits of $18 and $31 during the three and six months ended June 30, 2018, respectively, and $16 and $26 during the three and six months ended June 30, 2017, respectively.
(2)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per pound

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Costs applicable to sales (1)	$46	$44	$93	$83
Copper sold (million pounds)	27	32	54	58
Costs applicable to sales per pound (2)	$1.70	$1.38	$1.72	$1.43
(1)	Includes by-product credits of $1 and $2 during the three and six months ended June 30, 2018, respectively, and $2 and $3 during the three and six months ended June 30, 2017, respectively.
(2)	Per pound measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 3 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the Reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are generally considered non-sustaining or development capital. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment					All-In
	Costs		Development	General	Other	and		All-In	Ounces		Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000	)/Pounds	Costs per
June 30, 2018	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold		oz/lb(8)
Gold
Carlin	$178	$2	$5	$1	$—	$—	$42	$228	187		$1,217
Phoenix	44	—	1	—	—	2	9	56	53		1,057
Twin Creeks	66	—	3	1	—	—	6	76	86		878
Long Canyon	18	—	—	—	—	—	3	21	43		502
CC&V	42	3	1	1	1	—	9	57	67		857
Other North America	—	—	18	1	1	—	2	22	—		—
North America	348	5	28	4	2	2	71	460	436		1,056

Yanacocha	92	9	10	—	2	—	5	118	113		1,049
Merian	61	1	6	—	—	—	18	86	102		833
Other South America	—	—	10	3	—	—	—	13	—		—
South America	153	10	26	3	2	—	23	217	215		1,005

Boddington	130	4	—	—	—	5	7	146	177		826
Tanami	74	—	3	—	—	—	17	94	103		925
Kalgoorlie	62	1	3	—	—	—	5	71	93		753
Other Australia	—	2	3	3	(2)	—	—	6	—		—
Australia	266	7	9	3	(2)	5	29	317	373		851

Ahafo	90	1	2	1	1	—	6	101	101		1,003
Akyem	62	6	—	—	—	—	10	78	99		794
Other Africa	—	—	7	1	—	—	—	8	—		—
Africa	152	7	9	2	1	—	16	187	200		942

Corporate and Other	—	—	18	51	1	—	2	72	—		—
Total Gold	$919	$29	$90	$63	$4	$7	$141	$1,253	1,224		$1,024

Copper
Phoenix	$14	$1	$—	$—	$—	$1	$2	$18	7		$2.57
Boddington	32	—	—	—	—	2	3	37	20		1.87
Total Copper	$46	$1	$—	$—	$—	$3	$5	$55	27		$2.05

Consolidated	$965	$30	$90	$63	$4	$10	$146	$1,308
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $19 and excludes co-product revenues of $81.
(3)	Includes stockpile and leach pad inventory adjustments of $25 at Carlin, $14 at Twin Creeks, $1 at Yanacocha, $18 at Ahafo and $15 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $15 and $15, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $11 and $11, respectively.
(5)

Advanced projects, research and development and Exploration of $3 at Carlin, $6 at Long Canyon, $2 at Yanacocha, $1 at Tanami, $2 at Ahafo and $4 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $9.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $112. The following are major development projects: Twin Creeks underground, Quecher Main, Merian, Tanami expansions, Subika and Ahafo mill expansions.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment					All-In
	Costs		Development	General	Other	and		All-In	Ounces		Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000	)/Pounds	Costs per
June 30, 2017	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold		oz/lb(8)
Gold
Carlin	$170	$2	$5	$—	$—	$—	$47	$224	222		$1,009
Phoenix	46	2	3	—	—	3	2	56	57		982
Twin Creeks	61	1	2	—	—	—	10	74	124		597
Long Canyon	13	1	—	—	—	—	—	14	45		311
CC&V	74	1	3	1	—	—	4	83	132		629
Other North America	—	—	9	—	2	—	—	11	—		—
North America	364	7	22	1	2	3	63	462	580		797

Yanacocha	134	18	5	1	2	—	9	169	120		1,408
Merian	64	—	4	—	—	—	4	72	120		600
Other South America	—	—	12	3	1	—	—	16	—		—
South America	198	18	21	4	3	—	13	257	240		1,071

Boddington	147	1	1	—	—	5	13	167	211		791
Tanami	58	1	1	—	—	—	14	74	98		755
Kalgoorlie	55	—	1	—	—	—	4	60	90		667
Other Australia	—	—	7	2	—	—	2	11	—		—
Australia	260	2	10	2	—	5	33	312	399		782

Ahafo	60	1	9	—	2	—	12	84	89		944
Akyem	73	3	1	—	—	—	4	81	131		618
Other Africa	—	—	6	4	—	—	—	10	—		—
Africa	133	4	16	4	2	—	16	175	220		795

Corporate and Other	—	—	14	47	3	—	1	65	—		—
Total Gold	$955	$31	$83	$58	$10	$8	$126	$1,271	1,439		$883

Copper
Phoenix	$16	$—	$—	$—	$—	$—	$4	$20	10		$2.00
Boddington	28	1	—	—	—	4	1	34	22		1.55
Total Copper	$44	$1	$—	$—	$—	$4	$5	$54	32		$1.69

Consolidated	$999	$32	$83	$58	$10	$12	$131	$1,325
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $18 and exclude co-product revenues of $76.
(3)	Includes stockpile and leach pad inventory adjustments of $9 at Carlin, $8 at Twin Creeks, $24 at Yanacocha and $5 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $12, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $6 and $17, respectively.
(5)

Advanced projects, research and development and Exploration of $5 at Long Canyon, $3 at Yanacocha, $5 at Tanami, $1 at Ahafo and $4 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $1 and acquisition cost adjustments of $3.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $52. The following are major development projects: Merian, Subika underground and the Tanami and Ahafo mill expansions.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment					All-In
	Costs		Development	General	Other	and		All-In	Ounces		Sustaining
Six Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000	)/Pounds	Costs per
June 30, 2018	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold		oz/lb(8)
Gold
Carlin	$377	$5	$9	$3	$—	$—	$72	$466	416		$1,119
Phoenix	106	1	2	1	—	4	14	128	130		983
Twin Creeks	130	1	5	1	1	—	11	149	169		882
Long Canyon	34	1	—	—	—	—	5	40	87		464
CC&V	81	3	3	1	1	—	18	107	129		831
Other North America	—	—	31	1	2	—	4	38	—		—
North America	728	11	50	7	4	4	124	928	931		996

Yanacocha	206	19	16	—	3	—	11	255	220		1,160
Merian	128	1	9	—	—	—	27	165	227		727
Other South America	—	—	21	6	1	—	—	28	—		—
South America	334	20	46	6	4	—	38	448	447		1,002

Boddington	258	6	—	—	—	10	20	294	337		873
Tanami	150	1	8	—	1	—	29	189	229		828
Kalgoorlie	122	2	6	—	—	—	13	143	181		787
Other Australia	—	2	6	5	(3)	—	1	11	—		—
Australia	530	11	20	5	(2)	10	63	637	747		853

Ahafo	180	2	4	1	1	—	13	201	205		982
Akyem	129	12	—	—	1	—	20	162	206		789
Other Africa	—	—	13	3	—	—	—	16	—		—
Africa	309	14	17	4	2	—	33	379	411		923

Corporate and Other	—	—	31	100	1	—	6	138	—		—
Total Gold	$1,901	$56	$164	$122	$9	$14	$264	$2,530	2,536		$998

Copper
Phoenix	$30	$1	$—	$—	$—	$1	$4	$36	15		2.35
Boddington	63	1	—	—	—	5	6	75	39		1.95
Total Copper	$93	$2	$—	$—	$—	$6	$10	$111	54		$2.06

Consolidated	$1,994	$58	$164	$122	$9	$20	$274	$2,641
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $33 and excludes co-product copper revenues of $159.
(3)	Includes stockpile and leach pad inventory adjustments of $46 at Carlin, $26 at Twin Creeks, $19 at Yanacocha, $33 at Ahafo and $28 at Akyem.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $30 and $28, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $21 and $14, respectively.

(5)

Advanced projects, research and development and Exploration of $6 at Carlin, $12 at Long Canyon, $6 at Yanacocha, $2 at Tanami, $4 at Ahafo and $7 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $15.
(7)

Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $215. The following are major development projects: Twin Creeks underground, Quecher Main, Merian, Tanami expansions, Subika and Ahafo mill expansions.

(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Six Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2017	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb(8)
Gold
Carlin	$378	$3	$8	$1	$—	$—	$95	$485	439	$1,105
Phoenix	90	3	4	—	—	6	6	109	103	1,058
Twin Creeks	111	2	4	1	—	—	17	135	208	649
Long Canyon	25	1	—	—	—	—	1	27	77	351
CC&V	149	2	7	1	—	—	8	167	260	642
Other North America	—	—	17	—	3	—	2	22	—	—
North America	753	11	40	3	3	6	129	945	1,087	869

Yanacocha	253	31	7	2	3	—	20	316	268	1,179
Merian	112	—	8	—	—	—	8	128	228	561
Other South America	—	—	24	6	1	—	—	31	—	—
South America	365	31	39	8	4	—	28	475	496	958

Boddington	269	3	1	—	1	9	26	309	395	782
Tanami	108	1	1	—	—	—	24	134	174	770
Kalgoorlie	107	1	3	—	—	—	8	119	174	684
Other Australia	—	—	11	4	—	—	2	17	—	—
Australia	484	5	16	4	1	9	60	579	743	779

Ahafo	136	3	11	—	2	—	19	171	183	934
Akyem	135	6	1	—	1	—	10	153	258	593
Other Africa	—	—	12	5	—	—	—	17	—	—
Africa	271	9	24	5	3	—	29	341	441	773

Corporate and Other	—	—	26	93	4	—	3	126	—	—
Total Gold	$1,873	$56	$145	$113	$15	$15	$249	$2,466	2,767	$891

Copper
Phoenix	$34	$1	$—	$—	$—	$1	$5	$41	20	$2.05
Boddington	49	1	—	—	—	6	3	59	38	1.55
Total Copper	$83	$2	$—	$—	$—	$7	$8	$100	58	$1.72

Consolidated	$1,956	$58	$145	$113	$15	$22	$257	$2,566
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $29 and excludes co-product revenues of $147.
(3)	Includes stockpile and leach pad inventory adjustments of $27 at Carlin, $11 at Twin Creeks, $30 at Yanacocha, $13 at Ahafo and $5 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $40 and $18, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $10 and $22, respectively.
(5)

Advanced projects, research and development and Exploration of $10 at Long Canyon, $5 at Yanacocha, $8 at Tanami, $5 at Ahafo and $5 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $8, acquisition cost adjustments of $5 and impairment of long-lived assets of $3.
(7)

Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $106. The following are major development projects: Merian, Long Canyon, Tanami expansions, Subika underground and Ahafo mill expansion.

(8)	Per ounce and per pound measures may not recalculate due to rounding.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2018 Gold AISC outlook range to the 2018 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

Non-GAAP to GAAP Reconciliation

2018 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales [1,2]	$3,700	$4,250
Reclamation Costs [3]	130	150
Advance Projects and Exploration	350	400
General and Administrative	225	250
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital [4]	600	700
All-in Sustaining Costs	$5,100	$5,800
Ounces (000) Sold	5,300	5,800
All-in Sustaining Costs per Oz	$965	$1,025
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2018 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Sales	$1,662	$1,875	$3,479	$3,565
Consolidated copper sales, net	(81)	(76)	(159)	(147)
Consolidated gold sales, net	$1,581	$1,799	$3,320	$3,418

Consolidated gold sales:
Gross before provisional pricing	$1,595	$1,808	$3,339	$3,426
Provisional pricing mark-to-market	(7)	(1)	(5)	7
Gross after provisional pricing	1,588	1,807	3,334	3,433
Treatment and refining charges	(7)	(8)	(14)	(15)
Net	$1,581	$1,799	$3,320	$3,418
Consolidated gold ounces sold (thousands)	1,224	1,439	2,536	2,767
Average realized gold price (per ounce):
Gross before provisional pricing	$1,304	$1,256	$1,317	$1,238
Provisional pricing mark-to-market	(6)	—	(2)	3
Gross after provisional pricing	1,298	1,256	1,315	1,241
Treatment and refining charges	(6)	(6)	(5)	(6)
Net	$1,292	$1,250	$1,310	$1,235

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Sales	$1,662	$1,875	$3,479	$3,565
Consolidated gold sales, net	(1,581)	(1,799)	(3,320)	(3,418)
Consolidated copper sales, net	$81	$76	$159	$147

Consolidated copper sales:
Gross before provisional pricing	$83	$81	$168	$151
Provisional pricing mark-to-market	1	(1)	(3)	3
Gross after provisional pricing	84	80	165	154
Treatment and refining charges	(3)	(4)	(6)	(7)
Net	$81	$76	$159	$147
Consolidated copper pounds sold (millions)	27	32	54	58
Average realized copper price (per pound):
Gross before provisional pricing	$3.09	$2.60	$3.11	$2.62
Provisional pricing mark-to-market	0.03	(0.02)	(0.05)	0.06
Gross after provisional pricing	3.12	2.58	3.06	2.68
Treatment and refining charges	(0.13)	(0.12)	(0.13)	(0.12)
Net	$2.99	$2.46	$2.93	$2.56

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Consolidated gold sales, net	$1,581	$1,799	$3,320	$3,418
Consolidated copper sales, net	81	76	159	147
Sales	$1,662	$1,875	$3,479	$3,565

Costs applicable to sales	$965	$999	$1,994	$1,956
Less: Consolidated copper sales, net	(81)	(76)	(159)	(147)
By-Product costs applicable to sales	$884	$923	$1,835	$1,809
Gold sold (thousand ounces)	1,224	1,439	2,536	2,767
Total Gold CAS per ounce (by-product)	$722	$641	$724	$654

Total AISC	$1,308	$1,325	$2,641	$2,566
Less: Consolidated copper sales, net	(81)	(76)	(159)	(147)
By-Product AISC	$1,227	$1,249	$2,482	$2,419
Gold sold (thousand ounces)	1,224	1,439	2,536	2,767
Total Gold AISC per ounce (by-product)	$1,002	$868	$979	$874

Conference Call Information

A conference call will be held on Thursday, July 26, 2018 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10121137

Webcast Details

Title: Newmont Mining Q2 2018 Earnings Conference Call
URL: https://event.on24.com/wcc/r/1772166/BC41C73373E97A14EB190F8DFF188A43

The second quarter 2018 results will be available before the market opens on Thursday, July 26, 2018 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is a leading gold and copper producer. The Company’s operations are primarily in the United States, Australia, Ghana, Peru and Suriname. Newmont is the only gold producer listed in the S&P 500 Index and was named the mining industry leader by the Dow Jones Sustainability World Index in 2015, 2016 and 2017. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "will," "would," “estimate,” “expect,” “forecast,” "target," “preliminary,” or “range.” Forward-looking statements in this news release may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs and upside potential; (vi) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and resources, grade and recoveries; (vii) expectations regarding the purchase of the ownership stake in Galore Creek and future development of the project; (viii) expectations regarding future free cash flow generation, liquidity and balance sheet strength; (iv) estimates of future closure costs and liabilities; and (x) expectations of future dividends and returns to shareholders. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Quarterly Report on Form 10-Q, filed on July 26, 2018, available on the SEC website and www.newmont.com.

CONTACT:
Newmont Mining
Investor Contact
Jessica Largent, 303-837-5484
jessica.largent@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com